EXHIBIT 10.25

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED.

Restricted Performance
Share Unit Award
Overview

June 2005

Highlights of the Award

This Overview is qualified in its entirety by reference to the accompanying Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department or by logging on to the Intranet at http://poloweb/HRWeb/Benefits.

OVERVIEW

On June 9, 1997, the Board of Directors adopted the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as amended and restated, “the Plan”), which authorizes the granting of equity awards to officers and other employees and third party service providers of the Company and its subsidiaries by the Compensation Committee of the Board of Directors.

A Restricted Performance Share Unit award granted under the Plan provides a participant the right to receive shares of Polo Ralph Lauren stock (traded on the New York Stock Exchange: RL) based on the achievement of specified performance goals over a specified period, generally three financial years. The performance measure(s) are set by the Compensation Committee of the Board of Directors at the time of grant, and may include one or more of the following:

     Net Earnings

     Earnings Per Share

     Net Revenue or Net Revenue Growth

     Gross Profit or Gross Profit Growth

     Return on Assets

     Cash Flow

This Overview explains the Restricted Performance Share Unit Award program, its benefits to you as a participant and outlines the various steps you need to take in regard to managing your restricted performance share unit award.

OBJECTIVES

The intent of the award is to provide additional performance-based compensation opportunities:

1.	For selected executives, to link a portion of their long-term incentive to the achievement of specific corporate performance objectives.

2.	To attract and retain individuals of superior talent.

PLAN ADMINISTRATION

Polo Ralph Lauren’s Human Resources Department administers the Restricted Performance Share Unit Award program. Record keeping for restricted performance share unit awards is performed by Merrill Lynch.

The Company’s Board of Directors reserves the right to amend, modify, or terminate the plan at any time. No such amendment to the plan would adversely affect any restricted performance share unit awards then outstanding.

If you have any questions regarding this overview, please consult the Memorandum to Participants or contact your local Human Resources generalist.

ELIGIBILITY FOR GRANT

Restricted performance share unit awards are granted to individuals in key executive positions that have a significant impact on the strategic direction and business results of the Company.

Individuals in designated positions will generally receive each year both a stock option award and a restricted performance share unit award.

Guidelines have been established for the number of restricted performance share units that participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization.

Please note that the guidelines do not constitute a guarantee that any specific individual will receive a restricted performance share unit award, or a stock option award, in any given year or guarantee the number of shares (of either restricted performance share units or stock options) if a grant is made.

An employee who receives an Improvement Needed (I) or Unsatisfactory (U) rating on his/her annual performance evaluation is not eligible for either restricted performance share units or stock options in that fiscal year.

STRUCTURE OF GRANTS AND PAYOUT SCHEDULE

At the time of grant, the award has a target number of share units. Threshold, Target, and Maximum levels of performance have been established for the measure(s) applicable to that award. The payout schedule will normally be as follows:

Performance Level	% of Goal Achieved	% of Target Share Units Paid
Threshold	70%	75%
Target	100%	100%
Maximum	110%	150%

Note: Restricted Performance Share Unit awards interpolate between 70%-100% of target. No payout will be earned for performance below Threshold.

Once an award is given in any fiscal year, the measure(s), performance goals, or payout schedule will not be modified prior to the end of the award term. However, for any future awards, the Compensation Committee may change the performance measure(s), goals and/or payout schedule.

EXAMPLE

An award granted in fiscal 2005 will mature at the end of fiscal 2007 and will be paid in fiscal 2008 (subject to achievement of the specified performance goals set for FY 2005-FY 2007) at approximately the same time as the Executive Incentive Plan (EIP).

Beginning with fiscal 2008, participants would have the opportunity to receive a LTI payout each year as awards previously granted would mature, as shown below:

Year Granted	Performance Period	Year Paid [1]
FY05	FY05 — FY07	FY08
FY06	FY06 — FY08	FY09
FY07	FY07 — FY09	FY10

     1If at least Threshold performance is achieved.

Example of awards and payouts to a Division SVP:

Year Granted	Performance Period		Year Paid
and # Share Units	and Achievement	Payout %	and # Share Units
FY05 2,500	FY05 — FY07 Target	100%	FY08 2,500
FY06 2,500	Fy06 — FY08 70%	75%	FY09 1,875
FY07 2,500	FY07 — FY09 110%	150%	FY10 3,750

Total Share Units Granted	Total Share Units Paid
7,500	8,125

AWARD VESTING/EXPIRATION

As shown below, all restricted performance share units granted for a particular award will vest at the end of the three-year performance period, subject to achieving at least a Threshold level of performance. This is sometimes referred to as “cliff” vesting since all share units vest at the same time.

If Threshold or better performance is achieved and shares are paid out, you will own those shares, so you will have voting rights and you will receive dividends.

If performance is below Threshold at the end of the three-year period, all share units for that award will be forfeited. As noted above, as participants receive awards over a period of years, they will have potential vesting on their other awards even if the award maturing in that fiscal year does not pay out.

If a participant leaves Polo Ralph Lauren (except as a result of retirement, disability, or death) before the three-year period is over, all rights to unvested share units are forfeited. (For details, please see chart on Page 8.)

VALUE OF RESTRICTED PERFORMANCE SHARE UNITS

A restricted performance share unit offers two opportunities to recognize value.

First, if Threshold or better performance is achieved you will receive a payout of actual shares. Unlike options, this type of award is not dependent on the share price going up to provide value.

The second opportunity would result from an increase in the share price. The benefit to you is that you receive the same number of shares regardless of how much the stock price may have increased.

The potential gain from restricted performance share units can be significant, as shown in the following example. In this example, we are not forecasting actual growth in the company’s stock price, but merely illustrating both the original award value and the potential for gains based on potential rates of stock price appreciation.

In the example, the participant received a grant for 2,500 restricted performance share units. At a stock price of $30 when the grant was made, the award has a value at target of $75,000. Any increase in the stock price above the stock price at the grant date increases the value of the award as shown below.

SALE OF SHARES

When shares acquired through payout of a restricted performance share unit award are sold at a later date, participants can benefit from any price appreciation that has occurred since the purchase date, similar to any other stock you own. Shares received from a performance share unit award payout may be sold at any time, except during those “Blackout” periods specified by the Company’s Securities Trading Policy (see Page10). Executive Officers, however, may sell shares only pursuant to SEC Rule 144 or another applicable exception under the Securities Act of 1933, as Amended.

Impact of Employment Termination

The following chart explains what happens if you leave Polo Ralph Lauren.

IMPACT ON RESTRICTED PERFORMANCE SHARE UNIT AWARDS

Event	Unvested Awards
Retirement Beginning at age 55, Disability or Death	·	In the case of retirement, disability or death, a pro-rated target number of share units will be determined.
	·	These pro-rated share units will vest at the end of the three-year period, and payout will be based on the actual degree of achievement. If performance does not reach the Threshold level, then the pro-rated share units will be forfeited.
Involuntary Termination (without cause)	·	All unvested share units are forfeited.
Dismissal for Cause	·	All vested share units not yet paid are forfeited. All unvested share units are forfeited.
Voluntary Resignation	·	All unvested share units are forfeited.

If a participant has received any shares of Polo Ralph Lauren stock, as a result of payout of any Restricted Performance Share Unit award, the participant retains all rights to those shares.

Tax Liability

The following statements regarding United States federal income tax consequences of the grant and vesting of Restricted Performance Share Unit awards under the Plan should be read in conjunction with the “Federal Income Tax Consequences” of the Memorandum to Participants in the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan and are not intended to be a complete summary of applicable law, nor do they address state, local or non-U.S. tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the specific circumstances of such participant. For these reasons, participants are urged to consult their tax advisors with respect to the consequences of their participation in the Plan.

AT GRANT

No United States federal income tax is owed at grant.

AT VESTING

United States federal income tax is owed on the value of the share units, if any, received at payout. As previously indicated, the value at vesting is based on the number of share units earned times the share price on the payout date.

A percentage of the share units earned will be withheld to satisfy applicable federal, state, and local payroll and income tax withholding requirements. However, the amount withheld by Polo may be less than a participant’s actual federal, state or local income tax liabilities because the rate at which the participant’s income is taxed may exceed required withholding rates. Participants may wish to arrange for additional withholding or estimated tax payments.

The value of the share units paid out is treated as ordinary income for U.S. federal tax liability. In the example above, the value of 2,500 share units at $30 per share is $75,000, so that amount will be subject to federal income taxes. In addition, the value will be subject to state and local taxes, as well as Federal Insurance Contributions Act (FICA) to the extent applicable.

Any value generated from the payout of a restricted performance share unit award must be reported as income to the Internal Revenue Service (IRS) and will therefore be included on the W-2 form received in January.

SUBSEQUENT SALES

Please consult the Prospectus and your own tax advisor.

Other Administrative Issues

INSIDER TRADING

As provided in the Polo Ralph Lauren Employee Handbook, employees are prohibited by law from buying or selling stock if an employee has or is aware of any material, non-public information about Polo Ralph Lauren. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of RL stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock.

Examples of what might be considered “insider information” include but are not limited to the following:

•	Earnings or other financial information;

•	Changes in dividend policy;

•	Stock splits;

•	Mergers and acquisitions;

•	Major new contracts or product-line introductions;

•	Litigation involving substantial amounts of money; or

•	Changes in management

These insider-trading rules are applicable to employees of Polo Ralph Lauren and its related companies worldwide.

COMPANY BLACKOUT PERIODS

To avoid even the appearance of “insider trading,” our Company’s policy prohibits members of the Board of Directors and all employees from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers buying or selling shares. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The “blackout periods” are announced at the start of each year. In addition, the Board of Directors, officers, and employees in the Finance and Legal departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS

Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s common stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:

•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months, and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. (The receipt of shares pursuant to the vesting of Restricted Performance Share Unit awards is not considered a purchase under the SEC’s rule.)

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery.)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time.)

CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL

All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of Directors, officers, and personnel in the Finance and Legal departments must be cleared by the Corporate Counsel. If you contemplate a transaction, you must contact the Corporate Counsel at (212) 705-8280 before contacting Merrill Lynch or taking any other step to initiate a transaction.

In the event of any discrepancy between the terms of the Plan and this Restricted Performance Share Unit Award Overview, the terms of the Plan will govern. A copy of the official Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan is available from your Human Resources department or you may log on to the Intranet at http://poloweb/HRWeb/Benefits.